                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 --------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b) (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                              (Amendment No. )(1)

                          Valera Pharmaceuticals, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                    Common Stock, $0.001 Par Value Per Share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    91914F100
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                November 8, 2006
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

                                 --------------

Check the  appropriate box to designate the rule pursuant to which this Schedule is filed:

         / /     Rule 13d-1(b)

         /x/     Rule 13d-1(c)

         / /     Rule 13d-1(d)

--------
     (1)  The  remainder  of this cover page shall be filled out for a reporting person's  initial  filing on this  form with  respect  to the  subject  class of securities,  and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

          The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange
Act of 1934 or otherwise  subject to the  liabilities of that section of the Act but  shall be  subject  to all other  provisions  of the Act  (however,  SEE the
NOTES).

----------------------                                    ----------------------
CUSIP No. 91914F100                   13G                    Page 2 of 17 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    ACCIPITER LIFE SCIENCES FUND, LP
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE
--------------------------------------------------------------------------------
 NUMBER OF         5     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  262,036 shares
  OWNED BY     -----------------------------------------------------------------
    EACH           6     SHARED VOTING POWER
 REPORTING
PERSON WITH                   0 shares
               -----------------------------------------------------------------
                   7     SOLE DISPOSITIVE POWER

                              262,036 shares
               -----------------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER

                              0 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    262,036 shares
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    1.8%
--------------------------------------------------------------------------------
    12         TYPE OF REPORTING PERSON*

                    PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 91914F100                   13G                    Page 3 of 17 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    ACCIPITER LIFE SCIENCES FUND (OFFSHORE), LTD.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                    CAYMAN ISLANDS
--------------------------------------------------------------------------------
 NUMBER OF         5     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  251,582 shares
  OWNED BY     -----------------------------------------------------------------
    EACH           6     SHARED VOTING POWER
 REPORTING
PERSON WITH                   0 shares
               -----------------------------------------------------------------
                   7     SOLE DISPOSITIVE POWER

                              251,582 shares
               -----------------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER

                              0 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    251,582 shares
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    1.7%
--------------------------------------------------------------------------------
    12         TYPE OF REPORTING PERSON*

                    OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 91914F100                   13G                    Page 4 of 17 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    ACCIPITER LIFE SCIENCES FUND II, LP
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE
--------------------------------------------------------------------------------
 NUMBER OF         5     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  63,059 shares
  OWNED BY     -----------------------------------------------------------------
    EACH           6     SHARED VOTING POWER
 REPORTING
PERSON WITH                   0 shares
               -----------------------------------------------------------------
                   7     SOLE DISPOSITIVE POWER

                              63,059 shares
               -----------------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER

                              0 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    63,059 shares
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    0.4%
--------------------------------------------------------------------------------
    12         TYPE OF REPORTING PERSON*

                    PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 91914F100                   13G                    Page 5 of 17 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    ACCIPITER LIFE SCIENCES FUND II (OFFSHORE), LTD.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                    CAYMAN ISLANDS
--------------------------------------------------------------------------------
 NUMBER OF         5     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  115,136 shares
  OWNED BY     -----------------------------------------------------------------
    EACH           6     SHARED VOTING POWER
 REPORTING
PERSON WITH                   0 shares
               -----------------------------------------------------------------
                   7     SOLE DISPOSITIVE POWER

                              115,136 shares
               -----------------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER

                              0 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    115,136 shares
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    0.8%
--------------------------------------------------------------------------------
    12         TYPE OF REPORTING PERSON*

                    OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 91914F100                   13G                    Page 6 of 17 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    ACCIPITER LIFE SCIENCES FUND II (QP), LP
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE
--------------------------------------------------------------------------------
 NUMBER OF         5     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  63,537 shares
  OWNED BY     -----------------------------------------------------------------
    EACH           6     SHARED VOTING POWER
 REPORTING
PERSON WITH                   0 shares
               -----------------------------------------------------------------
                   7     SOLE DISPOSITIVE POWER

                              63,537 shares
               -----------------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER

                              0 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    63,537 shares
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    0.4%
--------------------------------------------------------------------------------
    12         TYPE OF REPORTING PERSON*

                    PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 91914F100                   13G                    Page 7 of 17 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    CANDENS CAPITAL, LLC
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE
--------------------------------------------------------------------------------
 NUMBER OF         5     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  0 shares
  OWNED BY     -----------------------------------------------------------------
    EACH           6     SHARED VOTING POWER
 REPORTING
PERSON WITH                   388,632 shares
               -----------------------------------------------------------------
                   7     SOLE DISPOSITIVE POWER

                              0 shares
               -----------------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER

                              388,632 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    388,632 shares
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    2.6%
--------------------------------------------------------------------------------
    12         TYPE OF REPORTING PERSON*

                    OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 91914F100                   13G                    Page 8 of 17 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    ACCIPITER CAPITAL MANAGEMENT, LLC
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE
--------------------------------------------------------------------------------
 NUMBER OF         5     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  0 shares
  OWNED BY     -----------------------------------------------------------------
    EACH           6     SHARED VOTING POWER
 REPORTING
PERSON WITH                   366,718 shares
               -----------------------------------------------------------------
                   7     SOLE DISPOSITIVE POWER

                              0 shares
               -----------------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER

                              366,718 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    366,718 shares
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    2.5%
--------------------------------------------------------------------------------
    12         TYPE OF REPORTING PERSON*

                    OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 91914F100                   13G                    Page 9 of 17 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    GABE HOFFMAN
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                    USA
--------------------------------------------------------------------------------
 NUMBER OF         5     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  0 shares
  OWNED BY     -----------------------------------------------------------------
    EACH           6     SHARED VOTING POWER
 REPORTING
PERSON WITH                   755,350 shares
               -----------------------------------------------------------------
                   7     SOLE DISPOSITIVE POWER

                              0 shares
               -----------------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER

                              755,350 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    755,350 shares
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    5.1%
--------------------------------------------------------------------------------
    12         TYPE OF REPORTING PERSON*

                    IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 91914F100                   13G                    Page 10 of 17 Pages
----------------------                                    ----------------------

Item 1(a).        Name of Issuer:

                  Valera Pharmaceuticals, Inc.

Item 1(b).        Address of Issuer's Principal Executive Offices:

                  7 Clarke Drive
                  Cranbury, New Jersey 08512

Item 2(a).        Name of Person Filing:

                  This  statement is jointly  filed by Accipiter  Life  Sciences
                  Fund, LP, a Delaware limited partnership  ("ALSF"),  Accipiter
                  Life Sciences Fund (Offshore),  Ltd., a Cayman Islands company
                  ("Offshore"),  Accipiter Life Sciences Fund II, LP, a Delaware
                  limited partnership ("ALSF II"),  Accipiter Life Sciences Fund
                  II (Offshore), Ltd., a Cayman Islands Company ("Offshore II"),
                  Accipiter Life Sciences Fund II (QP),  LP, a Delaware  limited partnership ("QP II"),  Accipiter Capital  Management,  LLC, a
                  Delaware limited  liability  company  ("Management"),  Candens
                  Capital, LLC, a Delaware limited liability company ("Candens")
                  and Gabe  Hoffman  (together  with  ALSF,  ALSF II,  Offshore,
                  Offshore II, QP II,  Management  and Candens,  the  "Reporting
                  Person").  Because  Gabe  Hoffman  is the  managing  member of
                  Candens (Gabe Hoffman and Candens are hereinafter  referred to as the "Domestic Controlling  Persons"),  which in turn is the general  partner of ALSF,  ALSF II and QP II, and because Gabe
                  Hoffman is the managing member of Management (Gabe Hoffman and
                  Management  are  hereinafter   referred  to  as  the  "Foreign
                  Controlling Persons"), which in turn is the investment manager of Offshore and Offshore II, the Domestic  Controlling Persons
                  and Foreign  Controlling  Persons  may be deemed,  pursuant to
                  Rule 13d-3 of the Securities  Exchange Act of 1934, as amended
                  (the  "Act"),  to be the  beneficial  owners of all  shares of
                  Common Stock held by ALSF, ALSF II, Offshore,  Offshore II and
                  QP II. The Reporting  Persons are filing this joint statement, as they may be considered a "group" under Section  13(d)(3) of the Act. However, neither the fact of this filing nor anything contained  herein  shall be deemed to be an  admission  by the
                  Reporting Persons that such a group exists.

Item 2(b).        Address of Principal Business Office or, if None, Residence:

                  399 Park Avenue, 38th Floor
                  New York, New York 10022

Item 2(c).        Citizenship:

                  ALSF,  ALSF II, QP II,  Candens and  Management  are organized under the laws of the State of Delaware. Offshore and Offshore
                  II are organized  under the laws of the Cayman  Islands.  Gabe
                  Hoffman is a citizen of the United States of America.

Item 2(d).        Title of Class of Securities:

                  Common Stock

----------------------                                    ----------------------
CUSIP No. 91914F100                   13G                    Page 11 of 17 Pages
----------------------                                    ----------------------

Item 2(e).        CUSIP Number:

                  91914F100

Item 3.           If This  Statement  is Filed  Pursuant  to Rule  13d-1(b),  or
                  13d-2(b) or (c), Check Whether the Person Filing is a:

                  /X/   Not Applicable

         (a)      / /   Broker  or dealer  registered  under  Section  15 of the
                        Exchange Act.

         (b)      / /   Bank as defined in Section 3(a)(6) of the Exchange Act.

         (c)      / /   Insurance  company as defined in Section 3(a)(19) of the
                        Exchange Act.

         (d)      / /   Investment  company  registered  under  Section 8 of the
                        Investment Company Act.

         (e)      / /   An   investment   adviser   in   accordance   with  Rule
                        13d-1(b)(1)(ii)(E).

         (f)      / /   An employee benefit plan or endowment fund in accordance
                        with Rule 13d-1(b)(1)(ii)(F).

         (g)      / /   A parent holding company or control person in accordance
                        with Rule 13d-1(b)(1)(ii)(G).

         (h)      / /   A savings  association as defined in Section 3(b) of the
                        Federal Deposit Insurance Act.

         (i)      / /   A church plan that is excluded from the definition of an
                        investment   company  under  Section   3(c)(14)  of  the
                        Investment Company Act.

         (j)      / /   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.           Ownership

                  The  percentages  reported  herein  are  calculated  based  on
                  14,934,807  shares of Common Stock  outstanding as of November
                  1, 2006,  as reported in the Issuer's Form 10-Q filed with the
                  Securities and Exchange Commission on November 9, 2006.

                  See Cover Pages Items 5-11.

Item 5.           Ownership of Five Percent or Less of a Class.

                  If this statement is being filed to report the fact that as of the date hereof the reporting  person has ceased to be the  beneficial  owner of more than five percent of the class of securities, check the following [].

Item 6.           Ownership of More than Five Percent on Behalf of Another Person.

                  Not Applicable

----------------------                                    ----------------------
CUSIP No. 91914F100                   13G                    Page 12 of 17 Pages
----------------------                                    ----------------------

Item 7.           Identification  and  Classification  of the  Subsidiary  Which
                  Acquired the Security  Being Reported on by the Parent Holding
                  Company or Control Person.

                  Not Applicable

Item 8.           Identification and Classification of Members of the Group.

                  See Exhibit A.

Item 9.           Notice of Dissolution of Group.

                  Not Applicable

Item 10.          Certifications.

                  By signing  below I certify  that, to the best of my knowledge and belief, the securities  referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing  the control of the  issuer  of the  securities  and  were  not  acquired  and are  not  held in connection  with or as a participant in any  transaction  having that purpose or effect.

----------------------                                    ----------------------
CUSIP No. 91914F100                   13G                    Page 13 of 17 Pages
----------------------                                    ----------------------

                                    SIGNATURE

                  After  reasonable  inquiry and to the best of my knowledge and belief,  I certify  that the  information  set forth in this  statement is true, complete and correct.

Dated:   December 13, 2006             ACCIPITER LIFE SCIENCES FUND, LP

                                       By: Candens Capital, LLC
                                           its general partner

                                       By: /s/ Gabe Hoffman
                                           -------------------------------------
                                           Gabe Hoffman, Managing Member

                                       ACCIPITER LIFE SCIENCES FUND II, LP

                                       By: Candens Capital, LLC
                                           its general partner

                                       By: /s/ Gabe Hoffman
                                           -------------------------------------
                                           Gabe Hoffman, Managing Member

                                       ACCIPITER LIFE SCIENCES FUND
                                       (OFFSHORE), LTD.

                                       By: Accipiter Capital Management, LLC
                                           its investment manager

                                       By: /s/ Gabe Hoffman
                                           -------------------------------------
                                           Gabe Hoffman, Managing Member

                                       ACCIPITER LIFE SCIENCES FUND II
                                       (OFFSHORE), LTD.

                                       By: Accipiter Capital Management, LLC
                                           its investment manager

                                       By: /s/ Gabe Hoffman
                                           -------------------------------------
                                           Gabe Hoffman, Managing Member

----------------------                                    ----------------------
CUSIP No. 91914F100                   13G                    Page 14 of 17 Pages
----------------------                                    ----------------------

                                       ACCIPITER LIFE SCIENCES FUND II (QP), LP

                                       By: Candens Capital, LLC
                                           its general partner

                                       By: /s/ Gabe Hoffman
                                           -------------------------------------
                                           Gabe Hoffman, Managing Member

                                       ACCIPITER CAPITAL MANAGEMENT, LLC

                                       By: /s/ Gabe Hoffman
                                           -------------------------------------
                                           Gabe Hoffman, Managing Member

                                       CANDENS CAPITAL, LLC

                                       By: /s/ Gabe Hoffman
                                           -------------------------------------
                                           Gabe Hoffman, Managing Member

                                       /s/ Gabe Hoffman
                                       -----------------------------------------
                                       GABE HOFFMAN

----------------------                                    ----------------------
CUSIP No. 91914F100                   13G                    Page 15 of 17 Pages
----------------------                                    ----------------------

                                  EXHIBIT INDEX

     The following document is filed herewith:

          (a)  Joint Filing Agreement dated December 13, 2006 among Accipiter
               Life Sciences Fund, LP, Accipiter Life Sciences Fund II, LP,
               Accipiter Life Sciences Fund (Offshore), Ltd., Accipiter Life
               Sciences Fund II (Offshore), Ltd., Accipiter Life Sciences Fund
               II (QP), LP, Accipiter Capital Management, LLC, Candens Capital,
               LLC and Gabe Hoffman.

----------------------                                    ----------------------
CUSIP No. 91914F100                   13G                    Page 16 of 17 Pages
----------------------                                    ----------------------

                                    EXHIBIT A

                             JOINT FILING AGREEMENT

         The undersigned hereby agree that the Statement on Schedule 13G dated
December 13, 2006 with respect to the shares of Common Stock of Valera
Pharmaceuticals, Inc. and any further amendments thereto executed by each and any of the undersigned shall be filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k)(1) under the
Securities Exchange Act of 1934, as amended.

Dated:   December 13, 2006             ACCIPITER LIFE SCIENCES FUND, LP

                                       By: Candens Capital, LLC
                                           its general partner

                                       By: /s/ Gabe Hoffman
                                           -------------------------------------
                                           Gabe Hoffman, Managing Member

                                       ACCIPITER LIFE SCIENCES FUND II, LP

                                       By: Candens Capital, LLC
                                           its general partner

                                       By: /s/ Gabe Hoffman
                                           -------------------------------------
                                           Gabe Hoffman, Managing Member

                                       ACCIPITER LIFE SCIENCES FUND
                                       (OFFSHORE), LTD.

                                       By: Accipiter Capital Management, LLC
                                           its investment manager

                                       By: /s/ Gabe Hoffman
                                           -------------------------------------
                                           Gabe Hoffman, Managing Member

                                       ACCIPITER LIFE SCIENCES FUND II
                                       (OFFSHORE), LTD.

                                       By: Accipiter Capital Management, LLC
                                           its investment manager

                                       By: /s/ Gabe Hoffman
                                           -------------------------------------
                                           Gabe Hoffman, Managing Member

----------------------                                    ----------------------
CUSIP No. 91914F100                   13G                    Page 17 of 17 Pages
----------------------                                    ----------------------

                                       ACCIPITER LIFE SCIENCES FUND II (QP), LP

                                       By: Candens Capital, LLC
                                           its general partner

                                       By: /s/ Gabe Hoffman
                                           -------------------------------------
                                           Gabe Hoffman, Managing Member

                                       ACCIPITER CAPITAL MANAGEMENT, LLC

                                       By: /s/ Gabe Hoffman
                                           -------------------------------------
                                           Gabe Hoffman, Managing Member

                                       CANDENS CAPITAL, LLC

                                       By: /s/ Gabe Hoffman
                                           -------------------------------------
                                           Gabe Hoffman, Managing Member

                                       /s/ Gabe Hoffman
                                       -----------------------------------------
                                       GABE HOFFMAN